Alliance HealthCare Services	News Release
Page 1 of 13	March 10, 2016

Exhibit 99.1

NEWS RELEASE
CONTACT
Tom Tomlinson
Chief Executive Officer and President
949.242.5300

ALLIANCE HEALTHCARE SERVICES REPORTS FOURTH QUARTER

& FULL YEAR 2015 RESULTS

Company Announces 2016 Guidance

NEWPORT BEACH, CA — March 10, 2016 — Alliance HealthCare Services, Inc. (NASDAQ: AIQ) (the “Company”, “Alliance”, “we” or “our”), a leading national provider of outsourced radiology, oncology and interventional services, announced today the results for the fourth quarter and full year ended December 31, 2015, and provided 2016 guidance.

Fourth Quarter 2015 Highlights

•	The Company reported revenue totaling $124.3 million, a 13.4% increase over fourth quarter of prior year.
•	The Company generated $33.3 million of Adjusted EBITDA (as defined below).
•	The Company continued to generate strong cash flow, with $27.8 million in operating cash flows.
•	Alliance Radiology reported strong same-store volume growth of +3.6% for MRI and +8.6% for PET/CT.
•	Alliance Oncology continued its same-store volume growth trends, with same-store stereotactic radiosurgery volume growth of +3.9% and linear accelerator volume decreasing 6.4%.
•	The Company produced Adjusted Net Income per Share (as defined below) of $0.31 and GAAP Net Loss per Share of ($0.02).
•

Alliance Oncology acquired a 95% controlling interest in the Pacific Cancer Institute (“PCI”), a state-of-the-art radiation therapy and stereotactic radiosurgery center located in Maui, Hawaii, in December 2015.

Full Year 2015 Highlights

•	The Company reported revenue totaling $473.1 million, an 8.4% increase year-over-year.
•	The Company generated $131.3 million of Adjusted EBITDA (as defined below).
•	The Company continued to generate strong cash flow, with $92.5 million in operating cash flows.
•	Alliance Radiology reported strong same-store volume growth of +5.1% for MRI and +6.3% for PET/CT.
•	Alliance Oncology continued its same-store volume growth trends, with same-store stereotactic radiosurgery volume growth of +3.4% and linear accelerator volume decreasing 5.3%.
•	The Company produced Adjusted Net Income per Share (as defined below) of $1.28 and GAAP Net Income per Share of $0.62.
•

The Company expanded into the interventional services space with acquisitions of a 59% controlling interest in The Pain Center of Arizona (“TPC”) in February and a 60% controlling interest through AHIP-Florida, LLC in PRC Associates, LLC in October.

•

Fujian Thai Hot Investment Co., Ltd. (“Thai Hot”) agreed in principal to purchase a majority interest of the outstanding shares of our common stock from Oaktree and others, which is expected to close in March 2016.

Fourth Quarter and Full Year 2015 Financial Results

Tom Tomlinson, Chief Executive Officer and President of Alliance HealthCare Services, stated: “We achieved solid results for the fourth quarter, highlighted by strong cash flow generation and 13% year-over-year revenue growth. We’re pleased with the momentum in our business and our continued progress executing against our growth, cost management and productivity improvement goals. Over the past 12 months, our main strategic objective has been to return the Company to profitable growth, and in doing so to

Alliance HealthCare Services	News Release
Page 2 of 13	March 10, 2016

drive steady appreciation in shareholder value. Across each of our businesses segments, we’ve taken proactive steps to enhance the value proposition we provide our customers.”

Revenue for the fourth quarter of 2015 increased to $124.3 million, compared to $109.6 million in the fourth quarter of 2014. For full year 2015, revenue increased to $473.1 million, compared to $436.4 million in 2014. This increase was primarily due to our expansion into the interventional services line of business with the acquisitions of TPC in February and PRC Associates, LLC in October, which totaled revenues of approximately $12.2 million and $33.2 million for the fourth quarter and calendar year of 2015, respectively.

Alliance’s Adjusted EBITDA increased 6.7% to $33.3 million from $31.2 million in the fourth quarter of 2014. The increase was primarily driven by our expansion into the interventional services line of business and cost-savings initiatives in our Radiology Division, partially offset by planned MRI and PET/CT price reductions.

For full year 2015, Adjusted EBITDA decreased 3.3% to $131.3 million from $135.8 million in 2014. This was primarily driven by planned MRI and PET/CT price reductions, partially offset by our expansion into the interventional services business, cost-savings initiatives in our Radiology Division and growth in our Oncology Division.

Alliance’s Net Loss, computed in accordance with GAAP, totaled $0.3 million in the fourth quarter of 2015 compared to Net Income of $1.9 million in the fourth quarter of 2014. Full year 2015 net income totaled $6.7 million compared to $10.6 million for full year 2014.

Net loss per share on a diluted basis, computed in accordance with GAAP, was $(0.02) per share in the fourth quarter of 2015 compared to net income per share of $0.17 per share for same quarter of 2014. Net (loss) income per share on a diluted basis was impacted by $0.33 in the fourth quarter of 2015 and $0.17 in the fourth quarter of 2014 due to restructuring charges, severance and related costs, transaction and shareholder transaction costs, legal matter expenses and differences in the GAAP income tax rate from our historical income tax rate of 42.5%.

Net income per share on a diluted basis, computed in accordance with GAAP, was $0.62 per share for full year 2015 compared to $0.98 per share for full year 2014. Net income per share on a diluted basis was impacted by $0.66 for the full year 2015 and $0.68 for the full year 2014 in the aggregate due to restructuring charges, severance and related costs, transaction and shareholder transaction costs, legal matter expenses and differences in the GAAP income tax rate from our historical income tax rate of 42.5%.

Cash flows provided by operating activities totaled $27.8 million in the fourth quarter of 2015, compared to $31.6 million in the fourth quarter of 2014. In the fourth quarter of 2015, total capital expenditures, including cash and financed capital expenditures and equipment deposits, were $28.7 million compared to $16.7 million in the fourth quarter of 2014. Cash flows provided by operating activities totaled $92.5 million in 2015, compared to $100.6 million in 2014. For full year 2015, total capital expenditures, including cash and financed capital expenditures and equipment deposits, totaled $82.9 million. Growth capital expenditures totaled $46.2 million and maintenance capital expenditures totaled $36.7 million.

Alliance’s net debt, defined as total long-term debt (including current maturities) less cash and cash equivalents, increased $65.3 million to $539.6 million at December 31, 2015 from $474.3 million at December 31, 2014. Cash and cash equivalents were $38.1 million at December 31, 2015 and $33.0 million at December 31, 2014.

In the fourth quarter 2015, the Company used $26.0 million in cash in connection with the acquisitions of PRC and PCI. The Company’s net debt, as defined above, divided by the last twelve months Consolidated Adjusted EBITDA was 3.83x for the twelve month period ended December 31, 2015, compared to 3.38x for the twelve month period ended a year ago. The Company’s total debt, as defined above, divided by the last twelve months Consolidated Adjusted EBITDA was 4.10x for the twelve month period ended December 31, 2015, compared to 3.61x for the twelve-month period ended December 31, 2014.

2016 Guidance

The Company expects 2016 revenue to be in the range of $505 million to $535 million and Adjusted EBITDA to be in the range of $130 million to $150 million.

The Company expects Alliance Radiology 2016 revenue to be in the range of $340 million to $360 million, Alliance Oncology revenue to be in the range of $110 million to $120 million, and the revenue for our Alliance HealthCare Interventional Partners to be in the range of $50 million to $55 million.

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Page 3 of 13	March 10, 2016

Additionally, in 2016, the Company expects a decrease in long-term debt, net of the change in cash and cash equivalents, before growth capital expenditures, of $20 million to $40 million. After capital expenditures focused on growth capital expenditures, Alliance expects an increase in long-term debt, net of the change in cash and cash equivalents, of ($15) to ($25) million.

Alliance expects 2016 maintenance capital expenditures to total approximately $35 million. Capital expenditures for growth projects, primarily in Alliance Oncology and RAD360 projects, are expected to range from $45 million to $55 million.

A summary of the Company’s 2016 guidance is provided below:

Ranges
(dollars in millions)
Revenue	$505 - $535
Adjusted EBITDA	$130 - $150
Capital expenditures
Maintenance	Approx. $35
Growth	$45 - $55
Decrease in long-term debt, net of the change in cash and cash equivalents (before investments in acquisitions and debt refinancing costs), before growth capital expenditures	$20 - $40
Increase in long-term debt, net of the change in cash and cash equivalents (before investments in acquisitions and debt refinancing costs), after growth capital expenditures	($15) - ($25)

Tomlinson commented, “As we move forward in 2016, we are encouraged by the momentum we have generated and confident in the actions taken to strengthen the long-term foundation of the business. I believe we have positioned ourselves to take advantage of the compelling opportunities that lie ahead across our comprehensive Oncology, Radiology and Interventional Services platforms. Additionally, we remain hopeful that the transaction between Oaktree and Thai Hot will be finalized in the near future. The Company believes that Thai Hot will be a strong majority shareholder and will help the Company deliver long-term growth and opportunity, both in the US and in China.”

“As is clear from our 2016 guidance, we anticipate driving modest and consistent revenue growth. More importantly, we expect to deliver growth in Adjusted EBITDA as a result of continued execution of our growth strategies combined with a lower in-year impact from price reductions in Radiology when compared to 2015. We remain focused on our long-term strategic goals that will ultimately achieve long-term value for our shareholders. As the uncertainty clears related to our majority shareholder, I am confident that the progress we have made in returning Alliance to growth will become more visible to investors,” concluded Tomlinson.

Full Year 2015 Earnings and 2016 Guidance Conference Call

Investors and all others are invited to listen to a conference call discussing fourth quarter and full year 2015 results as well as 2016 guidance. The conference call is scheduled for Thursday, March 10, 2016 at 5 p.m. Eastern Time. Additionally, a live webcast of the call will be available on the Company’s website at www.alliancehealthcareservices-us.com. Click on “About Us,” then, “Investor Relations.” You will find the Audio Presentation in the “News & Events” section. A replay of the webcast will be available on the Company’s website until April 10, 2016.

The conference call can be accessed at 877.638.4550. Interested parties should dial-in at least five minutes prior to the call to register. A telephone replay will be available until April 10, 2016. The telephone replay can be accessed by calling 800.585.8367. The conference call identification number is 62015414.

Definition of Non-GAAP Measures

Adjusted EBITDA and Adjusted Net Income Per Share are not measures of financial performance under generally accepted accounting principles in the United States (“GAAP”).

For a more detailed discussion of these non-GAAP financial measures and a reconciliation to the most directly comparable GAAP financial measure, see the section entitled “Non-GAAP Measures” included in the tables following this release.

Alliance HealthCare Services	News Release
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About Alliance HealthCare Services

Alliance HealthCare Services (NASDAQ: AIQ) is a leading national provider of outsourced healthcare services to hospitals and providers. We also operate freestanding outpatient radiology, oncology and interventional services clinics, and Ambulatory Surgical Centers (“ASC”) that are not owned by hospitals or providers. Diagnostic radiology services are delivered through the Radiology Division (Alliance HealthCare Radiology), radiation oncology services are delivered through the Oncology Division (Alliance Oncology), and interventional and pain management services are delivered through the Interventional Services Division (Alliance HealthCare Interventional Partners). Alliance is the nation’s largest provider of advanced diagnostic mobile imaging services, an industry-leading operator of fixed-site imaging centers, and a leading provider of stereotactic radiosurgery nationwide. As of December 31, 2015, Alliance operated 563 diagnostic radiology and radiation therapy systems, including 116 fixed-site radiology centers across the country; and 32 radiation therapy centers and SRS facilities. With a strategy of partnering with hospitals, health systems and physician practices, Alliance provides quality clinical services for over 1,000 hospitals and other healthcare partners in 45 states, where approximately 2,430 Alliance Team Members are committed to providing exceptional patient care and exceeding customer expectations. For more information, visit www.alliancehealthcareservices-us.com.

Forward-Looking Statements

This press release contains forward-looking statements relating to future events, including statements related to the Company’s long-term growth strategy and efforts to diversify its business model, the Company’s plans to expand its new Interventional Services Division, both organically and through one or more acquisitions, the Company’s expectations regarding growth across the Company’s divisions, the expansion of its service footprint and revenue growth, maximizing shareholder value, the anticipated close of the Thai Hot transaction, and the Company’s Full Year 2016 Guidance, including its forecasts of revenue, Adjusted EBITDA, capital expenditures, and decrease in long-term debt. In this context, forward-looking statements often address the Company’s expected future business and financial results and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks” or “will.” Forward-looking statements by their nature address matters that are uncertain and subject to risks. Such uncertainties and risks include: changes in the preliminary financial results and estimates due to the restatement or review of the Company’s financial statements; the nature, timing and amount of any restatement or other adjustments; the Company’s ability to make timely filings of its required periodic reports under the Securities Exchange Act of 1934; issues relating to the Company’s ability to maintain effective internal control over financial reporting and disclosure controls and procedures; the Company’s high degree of leverage and its ability to service its debt; factors affecting the Company’s leverage, including interest rates; the risk that the counterparties to the Company’s interest rate swap agreements fail to satisfy their obligations under these agreements; the Company’s ability to obtain financing; the effect of operating and financial restrictions in the Company’s debt instruments; the accuracy of the Company’s estimates regarding its capital requirements; the effect of intense levels of competition and overcapacity in the Company’s industry; changes in the methods of third party reimbursements for diagnostic imaging and radiation oncology services; fluctuations or unpredictability of the Company’s revenues, including as a result of seasonality; changes in the healthcare regulatory environment; the Company’s ability to keep pace with technological developments within its industry; the growth or lack thereof in the market for radiology, oncology, interventional and other services; the disruptive effect of hurricanes and other natural disasters; adverse changes in general domestic and worldwide economic conditions and instability and disruption of credit and equity markets; difficulties the Company may face in connection with recent, pending or future acquisitions, including unexpected costs or liabilities resulting from the acquisitions, diversion of management’s attention from the operation of the Company’s business, costs, delays and impediments to completing the acquisitions, and risks associated with integration of the acquisitions; and other risks and uncertainties identified in the Risk Factors section of the Company’s Form 10-K for the year ended December 31, 2015, filed with the Securities and Exchange Commission (the “SEC”), as may be modified or supplemented by our subsequent filings with the SEC. These uncertainties may cause actual future results or outcomes to differ materially from those expressed in the Company’s forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not undertake to update its forward-looking statements except as required under the federal securities laws.

Alliance HealthCare Services	News Release
Page 5 of 13	March 10, 2016

ALLIANCE HEALTHCARE SERVICES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE INCOME (LOSS)

(in thousands, except per share amounts)

	Quarter Ended December 31, (unaudited)		Year Ended December 31, (audited)
	2015	2014	2015	2014
Revenues	$124,337	$109,647	$473,054	$436,387
Costs and expenses:
Cost of revenues, excluding depreciation and amortization	72,676	61,452	269,104	237,420
Selling, general and administrative expenses	22,172	21,969	88,471	79,903
Transaction costs	1,332	832	3,296	2,344
Shareholder transaction costs	1,853	—	1,853	—
Severance and related costs	616	202	1,347	2,517
Impairment charge	—	68	6,817	308
Depreciation expense	12,644	12,159	48,595	54,971
Amortization expense	2,417	2,010	9,325	7,880
Interest expense and other, net	6,659	6,123	26,241	24,693
Other (income) and expense, net	(1,932)	(890)	(12,255)	(1,823)
Total costs and expenses	118,437	103,925	442,794	408,213
Income before income taxes, earnings from unconsolidated investees, and noncontrolling interest	5,900	5,722	30,260	28,174
Income tax expense	1,233	1,070	6,536	7,327
Earnings from unconsolidated investees	(345)	(1,195)	(3,391)	(4,654)
Net income	5,012	5,847	27,115	25,501
Less: Net income attributable to noncontrolling interest	(5,262)	(3,955)	(20,373)	(14,883)
Net (loss) income attributable to Alliance Health Care Services, Inc.	$(250)	$1,892	$6,742	$10,618
Comprehensive loss, net of taxes
Net (loss) income attributable to Alliance HealthCare Services, Inc.	$(250)	$1,892	$6,742	$10,618
Unrealized gain (loss) on hedging transactions, net of taxes	(11)	(105)	(160)	(269)
Comprehensive (loss) income, net of taxes:	$(261)	$1,787	$6,582	$10,349
Loss (income) per common share attributable to Alliance HealthCare Services, Inc.:
Basic	$(0.02)	$0.19	$0.63	$1.00
Diluted	$(0.02)	$0.17	$0.62	$0.98
Weighted average number of shares of common stock and common stock equivalents:
Basic	10,742	10,700	10,741	10,669
Diluted	10,802	10,827	10,849	10,836

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ALLIANCE HEALTHCARE SERVICES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Audited)

(in thousands)

	December 31,
	2015	2014
ASSETS
Current assets:
Cash and cash equivalents	$38,070	$33,033
Accounts receivable, net of allowance for doubtful accounts	73,208	62,503
Deferred income taxes	6,496	16,834
Prepaid expenses	13,463	12,527
Other receivables	3,206	5,686
Total current assets	134,443	130,583
Equipment, at cost	883,804	827,638
Less accumulated depreciation	(688,479)	(678,291)
Equipment, net	195,325	149,347
Goodwill	102,782	63,864
Other intangible assets, net	162,923	115,930
Deferred financing costs, net	6,594	8,119
Other assets	32,820	33,042
Total assets	$634,887	$500,885
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$20,796	$12,109
Accrued compensation and related expenses	19,933	19,808
Accrued interest payable	3,323	3,154
Current portion of long-term debt	17,732	11,160
Current portion of obligations under capital leases	2,674	4,352
Other accrued liabilities	36,453	26,542
Total current liabilities	100,911	77,125
Long-term debt, net of current portion	546,947	485,701
Obligations under capital leases, net of current portion	10,332	6,076
Deferred income taxes	36,609	36,840
Other liabilities	6,664	6,623
Total liabilities	701,463	612,365

Stockholders’ deficit:
Common stock	108	107
Treasury stock	(3,138)	(3,138)
Additional paid-in capital	29,297	27,653
Accumulated comprehensive loss	(511)	(351)
Accumulated deficit	(187,349)	(194,091)
Total stockholders’ deficit attributable to Alliance HealthCare Services, Inc.	(161,593)	(169,820)
Noncontrolling interest	95,017	58,340
Total stockholders’ deficit	(66,576)	(111,480)
Total liabilities and stockholders’ deficit	$634,887	$500,885

Alliance HealthCare Services	News Release
Page 7 of 13	March 10, 2016

ALLIANCE HEALTHCARE SERVICES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Audited)

(in thousands)

	Year Ended December 31,
	2015	2014
Operating activities:
Net income	$27,115	$25,501
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for doubtful accounts	2,911	2,634
Share-based payment	1,701	1,515
Depreciation and amortization	57,920	62,851
Amortization of deferred financing costs	2,554	1,926
Accretion of discount on long-term debt	481	447
Adjustment of derivatives to fair value	29	342
Distributions more than undistributed earnings from investees	489	591
Deferred income taxes	6,350	6,582
Gain on sale of assets	(1,883)	(565)
Non-cash gain on step-up	(10,672)	—
Gain on acquisition	(209)	—
Impairment charges	6,817	308
Excess tax benefit from share-based payment arrangements	5	(623)
Changes in operating assets and liabilities, net of the effects of acquisitions:
Accounts receivable	(7,112)	(1,424)
Prepaid expenses	(877)	(5,064)
Other receivables	1,494	(114)
Other assets	2,607	(1,852)
Accounts payable	3,442	953
Accrued compensation and related expenses	(1,363)	(1,358)
Accrued interest payable	168	1,509
Income taxes payable	40	31
Other accrued liabilities	454	6,439
Net cash provided by operating activities	92,461	100,629

Investing activities:
Equipment purchases	(55,511)	(32,236)
Increase in deposits on equipment	(15,751)	(9,228)
Acquisitions, net of cash received	(49,140)	(16,043)
Increase in notes receivable	—	(2,776)
Proceeds from sale of assets	1,941	1,557
Net cash used in investing activities	(118,461)	(58,726)

Alliance HealthCare Services	News Release
Page 8 of 13	March 10, 2016

ALLIANCE HEALTHCARE SERVICES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (continued)

(Audited)

(in thousands)

	Year Ended December 31,
	2015	2014
Financing activities:
Principal payments on equipment debt and capital lease obligations	(12,697)	(10,368)
Proceeds from equipment debt	27,049	4,527
Principal payments on term loan facility	(9,951)	(4,900)
Proceeds from term loan facility	29,850	—
Principal payments on revolving loan facility	(33,000)	(45,000)
Proceeds from revolving loan facility	50,500	28,000
Payments of debt issuance costs	(808)	—
Issuance of common stock	1	—
Noncontrolling interest in subsidiaries	(19,927)	(16,089)
Equity purchase of noncontrolling interest	—	(691)
Excess tax benefit from share-based payment arrangements	(5)	623
Proceeds from shared-based payment arrangements	25	466
Purchase of treasury stock	—	(140)
Net cash used in financing activities	31,037	(43,572)
Net increase (decrease) in cash and cash equivalents	5,037	(1,669)
Cash and cash equivalents, beginning of period	33,033	34,702
Cash and cash equivalents, end of period	$38,070	$33,033
Supplemental disclosure of cash flow information:
Interest paid	$23,373	$21,037
Income taxes paid (refunded), net of (refunds) payments	(664)	6,504
Supplemental disclosure of non-cash investing and financing activities:
Net book value of assets exchanged	$199	$—
Capital lease obligations related to the purchase of equipment	11,273	1,725
Equipment purchases in accounts payable	3,700	834
Extinguishment of note receivable	3,071	—
Transfer of equity investment as consideration in step acquisition	721	—
Transfer of equipment as consideration in step acquisition	477	—
Transfer of fair value of equity investment in step acquisition	13,645	—
Noncontrolling interest assumed in connection with acquisitions	36,231	—
Mandatorily redeemable noncontrolling interest in connection with acquisition	2,386	—
Fair value of contingent consideration related to acquisitions	5,750	—
Debt related to purchase of equipment	—	3,183
Adjustment to equity of noncontrolling interest		1,700

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ALLIANCE HEALTHCARE SERVICES, INC.

NON-GAAP MEASURES

(in thousands)

Adjusted EBITDA and Adjusted Net Income Per Share (the “Non-GAAP Measures”) are not measures of financial performance under generally accepted accounting principles in the United States, or “GAAP.”

Adjusted EBITDA, as defined by the Company’s management, represents net income (loss) before: interest expense, net of interest income; income taxes; depreciation expense; amortization expense; net income (loss) attributable to noncontrolling interests; non-cash share-based compensation; severance and related costs; restructuring charges; fees and expenses related to acquisitions, costs related to debt financing, legal matter expenses, non-cash impairment charges, and other non-cash charges included in other (income) expense, net, which includes non-cash losses on sales of equipment. The components used to reconcile Net Income (Loss) to Adjusted EBITDA are consistent with our historical presentation of Adjusted EBITDA.

Adjusted Net Income Per Share, as defined by the Company’s management, represents net income (loss) before: restructuring charges; fees and expenses related to acquisitions; legal matter expenses; and differences in the GAAP income tax rate compared to our historical income tax rate. The components used to reconcile net income (loss) per share to Adjusted Net Income Per Share are consistent with our historical presentation of Adjusted Net Income Per Share.

Management uses the Non-GAAP Measures, and believes they are useful measures for investors, for a variety of reasons.  Management regularly communicates the results of its Non-GAAP Measures and management’s interpretation of such results to its board of directors. Management also compares the Company’s results of its Non-GAAP Measures against internal targets as a key factor in determining cash incentive compensation for executives and other employees, largely because management feels that these measures are indicative of how our radiology, oncology and interventional businesses are performing and are being managed. The diagnostic imaging and radiation oncology industry continues to experience significant consolidation. These activities have led to significant charges to earnings, such as those resulting from acquisition costs, and to significant variations among companies with respect to capital structures and cost of capital (which affect interest expense) and differences in taxation and book depreciation of facilities and equipment (which affect relative depreciation expense), including significant differences in the depreciable lives of similar assets among various companies. In addition, management believes that because of the variety of equity awards used by companies, the varying methodologies for determining non-cash share-based compensation expense among companies and from period to period, and the subjective assumptions involved in that determination, excluding non-cash share-based compensation from Adjusted EBITDA enhances company-to-company comparisons over multiple fiscal periods and enhances the Company’s ability to analyze the performance of its radiology, oncology and interventional businesses.

In the future, the Company expects that it may incur expenses similar to the excluded items discussed above. Accordingly, the exclusion of these and other similar items in the Company’s non-GAAP presentation should not be interpreted as implying that these items are non-recurring, infrequent or unusual. The Non-GAAP Measures have certain limitations as analytical financial measures, which management compensates for by relying on the Company’s GAAP results to evaluate its operating performance and by considering independently the economic effects of the items that are or are not reflected in the Non-GAAP Measures. Management also compensates for these limitations by providing GAAP-based disclosures concerning the excluded items in the Company’s financial disclosures. As a result of these limitations and because the Non-GAAP Measures may not be directly comparable to similarly titled measures reported by other companies, however, the Non-GAAP Measures should not be considered as an alternative to the most directly comparable GAAP measure, or as an alternative to any other GAAP measure of operating performance.

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The calculation of Adjusted EBITDA is shown below:

	Fourth Quarter Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Net (loss) income attributable to Alliance HealthCare Services, Inc.	$(250)	$1,892	$6,742	$10,618
Income tax expense	1,233	1,070	6,536	7,327
Interest expense and other, net	6,659	6,123	26,241	24,693
Depreciation expense	12,644	12,159	48,595	54,971
Amortization expense	2,192	2,010	9,100	7,880
Share-based payment (included in selling, general and administrative expenses)	460	399	1,701	1,515
Severance and related costs	610	202	1,320	2,517
Noncontrolling interest in subsidiaries	5,262	3,955	20,373	14,883
Restructuring charges	599	409	1,327	2,602
Transaction costs	1,332	832	3,296	2,344
Shareholder transaction costs	1,853	—	1,853	—
Impairment charges	—	68	6,817	308
Legal matter expenses	1,086	1,965	6,915	5,587
Non-cash gain on step acquisition (included in other income and expense, net)	(721)	—	(10,672)	—
Other non-cash charges (included in other (income) and expenses, net)	311	95	1,116	510
Adjusted EBITDA	$33,270	$31,179	$131,260	$135,755

The leverage ratio calculations for the 12 months ended December 31, 2015, are shown below:

	Consolidated
Total debt	$577,685
Less: Cash and cash equivalents	(38,070)
Net debt	539,615
Last 12 months Adjusted EBITDA	131,260
Pro-forma acquisitions in the last 12 month period (1)	9,747
Last 12 months Adjusted EBITDA, as adjusted	141,007
Total leverage ratio	4.10	x
Net leverage ratio	3.83	x

(1)	Gives pro-forma effect to acquisitions occurring during the last twelve months pursuant to the terms of the Credit Agreement.

The reconciliation of (loss) earnings per diluted share – GAAP to adjusted earnings per diluted share non-GAAP is shown below:

	Fourth Quarter Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
(Loss) earnings per diluted share- GAAP	$(0.02)	$0.17	$0.62	$0.98
Restructuring charges, net of taxes	0.03	0.02	0.07	0.14
Severance and related charges, net of taxes	0.03	0.01	0.07	0.13
Transaction costs, net of taxes	0.07	0.04	0.17	0.12
Shareholder transaction costs, net of taxes	0.10	—	0.10	—
Impairment charges, net of taxes	—	—	0.36	0.02
Non-cash gain on step acquisition (included in other income and expense, net)	(0.04)	—	(0.57)	—
Legal matter expenses, net of taxes	0.06	0.10	0.37	0.30
GAAP income tax rate compared to our historical income tax rate	0.08	(0.01)	0.09	(0.03)
Adjusted earnings per diluted share- non-GAAP	$0.31	$0.34	$1.28	$1.66

Alliance HealthCare Services	News Release
Page 11 of 13	March 10, 2016

The reconciliation from net income to Adjusted EBITDA for the 2016 guidance range is shown below (in millions):

	2016 Full Year
	Guidance Range
Net income	$7	$12
Income tax expense	5	9
Depreciation expense; amortization expense; interest expense and other, net; noncontrolling interest in subsidiaries; share-based payment and other expenses	118	129
Adjusted EBITDA	$130	$150

Alliance HealthCare Services	News Release
Page 12 of 13	March 10, 2016

ALLIANCE HEALTHCARE SERVICES, INC.

SELECTED STATISTICAL INFORMATION

	Fourth Quarter Ended December 31,
	2015	2014
MRI
Average number of total systems	268.0	247.6
Average number of scan-based systems	218.5	204.5
Scans per system per day (scan-based systems)	9.33	8.77
Total number of scan-based MRI scans	138,395	120,863
Price per scan	304.71	332.09
Scan-based MRI revenue (in millions)	$42.2	$40.2
Non-scan based MRI revenue (in millions)	6.0	5.1
Total MRI revenue (in millions)	$48.2	$45.3
PET/CT
Average number of total systems	116.5	112.7
Scans per system per day	5.44	5.26
Total number of PET/CT scans	35,315	34,014
Price per scan	876.40	921.82
Total PET and PET/CT revenue (in millions)	$32.0	$32.1
Oncology
Linear accelerator treatments	20,134	22,470
Stereotactic radiosurgery patients	887	822
Total oncology revenue (in millions)	$25.2	$24.7
Revenue breakdown (in millions)
Total MRI revenue	$48.2	$45.3
PET/CT revenue	32.0	32.1
Oncology revenue	25.2	24.7
Other radiology revenue	6.8	7.5
Other revenue	12.2	—
Total revenues	$124.4	$109.6

Total fixed-site revenue (in millions)	2015	2014
Fourth quarter ended December 31	$28.3	$28.4

Alliance HealthCare Services	News Release
Page 13 of 13	March 10, 2016

ALLIANCE HEALTHCARE SERVICES, INC.

SELECTED STATISTICAL INFORMATION

RADIOLOGY AND ONCOLOGY DIVISION SAME-STORE VOLUME

The Company utilizes same-store volume growth as a historical statistical measure of the MRI and PET/CT imaging procedure, linear accelerator (“Linac”) treatment and stereotactic radiosurgery (“SRS”) case growth at its customers in a specified period on a year-over-year basis. Same-store volume growth is calculated by comparing the cumulative scan, treatment or case volume at all locations in the current year quarter to the same quarter in the prior year. The group of customers whose volume is included in the scan or treatment volume totals includes only those that received service from Alliance for the full quarter in each of the comparison periods.  A positive percentage represents growth over the prior year quarter and a negative percentage represents a decline over the prior year period. Alliance measures each of its major radiology and oncology modalities, MRI, PET/CT, Linac and SRS, separately.

The Radiology Division same-store volume growth/(decline) for the last four calendar quarters ended December 31, 2015, is as follows:

	Same-Store Volume
	MRI	PET/CT
2015
First Quarter	7.4%	3.4%
Second Quarter	6.8%	7.6%
Third Quarter	4.7%	5.7%
Fourth Quarter	3.6%	8.6%

The Oncology Division same-store volume growth for the last four calendar quarters ended December 31, 2015, is as follows:

	Same-Store Volume
	Linac	SRS
2015
First Quarter	-7.3%	4.2%
Second Quarter	-9.4%	3.5%
Third Quarter	-5.5%	10.8%
Fourth Quarter	-6.4%	3.9%